Exhibit 99.3

PDL BioPharma, Inc.
Q1 2019
May 9, 2019

Following are some of the key points regarding the first quarter 2019 financial and business results for PDL BioPharma, Inc. (“PDL” or “the Company”).

First Quarter and Recent Financial Highlights

•	Total revenues of $38.9 million.

•	GAAP net income of $6.7 million or $0.05 per diluted share.

•	Non-GAAP net income attributable to PDL’s shareholders of $11.9 million.

•	Cash and cash equivalents of $366.3 million as of March 31, 2019.

•	Repurchased 13.1 million shares of the Company’s common stock in the open market during the first quarter of 2019 for $44.4 million, or an average price of $3.38 per share.

•	Invested $30.0 million in Evofem Biosciences, Inc. in April 2019.

Recent Developments

Stock Repurchase Programs

•	On September 24, 2018, the Company announced a share repurchase program to repurchase issued and outstanding shares of the Company’s common stock having an aggregate value of up to $100.0 million.

•
As of March 31, 2019, the Company had repurchased 21.8 million shares of its common stock under this share repurchase program for an aggregate purchase price of $69.9 million, or an average cost of $3.21 per share, including trading commissions.

•	To date, the Company has repurchased 24.5 million shares of its common stock under this share repurchase program for a total of $80.3 million leaving $19.7 million available to be repurchased.

•	Since initiating its first stock repurchase program in March 2017, the Company has used $135.3 million to repurchase a total of 46.6 million shares of its common stock.

Noden Pharma

•
Noden net revenue for the quarter ended March 31, 2019 was $20.0 million, with revenue of $12.2 million in the United States and $7.8 million in the rest of the world, compared with $18.3 million for the quarter ended March 31, 2018. The increase in U.S. revenues benefited by the initial inventory stocking associated with the launch of the Tekturna® authorized generic in the United States on March 4, 2019.

▪	Noden product revenues increased 9 percent and accounted for approximately 51 percent of total revenues compared with approximately 48 percent in the first quarter of 2018.

▪	Gross margins on revenue in the first quarter were 55 percent, 78 percent in the United States and 19 percent ex-U.S. on Rasilez® and Rasilez HCT®.

▪	As of March 31, 2019, the remaining balance of Noden Products intangible assets is $36.4 million and is being amortized straight-line over an estimated useful life of 8 years.
•Noden and PDL are evaluating additional pharma products to acquire for Noden.

LENSAR

•	LENSAR® Laser System revenue for the quarter ended March 31, 2019 was $6.7 million, compared with $5.0 million for the quarter ended March 31, 2018.

▪
LENSAR Laser System revenue increased 35 percent over the prior-year peirod and accounted for approximately 17 percent of total revenues compared with approximately 13 percent in the first quarter of 2018.

•	Gross margin on LENSAR revenue in the first quarter of 2019 was 44 percent.

PDL BioPharma, Inc.
Q1 2019
May 9, 2019

Income Generating Assets

Royalty Rights Assets

PDL received $12.6 million in net cash royalties from its royalty rights in the first quarter of 2019, compared with $18.6 million for the prior year period.

Assertio (formerly Depomed, Inc.)

•	Through March 31, 2019, we have received cash royalty payments of $391 million from the $240.5 million investment.

•	Glumetza (and authorized generic version) royalty: 50 percent of net sales less COGS continue so long as the products are being commercialized.

•
Low- to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® U.S., 2026 for Jentadueto XR® and Synjardy XR®, and 2027 for Invokamet XR® ex-US. Royalties on the sale of Janumet® ended in the third quarter of 2018.

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of March 31, 2019 and with changes from December 31, 2018 as reflected in our Balance Sheet:

	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2018	Change in Fair Value	March 31, 2019
Assertio	$264,371	$(552)	$263,819
VB	14,108	128	14,236
U-M	25,595	(536)	25,059
AcelRx	70,380	2,088	72,468
KYBELLA	2,056	(1,491)	565
	$376,510	$(363)	$376,147

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the three ended March 31, 2019:

	Three Months Ended
	March 31, 2019

		Change in
(in thousands)	Cash Royalties	Fair Value	Total

Assertio	$10,968	$(552)	$10,416
VB	267	128	395
U-M	1,267	(536)	731
AcelRx	68	2,088	2,156
KYBELLA	50	(1,491)	(1,441)
	$12,620	$(363)	$12,257

Notes Receivable

CareView Communications, Inc.

•
In March 2019, the Company modified the loan by agreeing that (i) the first principal payment would be deferred until April 30, 2019, and (ii) the scheduled interest payment due December 31, 2018 would be deferred until April 30, 2019.

•	The principal repayment and interest payment were subsequently deferred until May 15, 2019 under an additional amendment.

PDL BioPharma, Inc.
Q1 2019
May 9, 2019

The following table presents the carrying value and the fair value of our notes receivable investments by level within the valuation hierarchy:

	March 31, 2019		December 31, 2018
(In thousands)	Carrying Value	Fair Value Level 3	Carrying Value	Fair Value Level 3

Wellstat Diagnostics note receivable	$50,191	$58,779	$50,191	$57,322
Hyperion note receivable	1,200	1,200	1,200	1,200
CareView note receivable	11,458	11,458	11,458	11,458
	$62,849	$71,437	$62,849	$69,980

Royalty-bearing products relating to Queen et al. Patents

•	The Queen et al. patents have expired, and we do not expect meaningful royalty revenue in 2019.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company’s business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.